EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86788) pertaining to the Non-Employee Directors' Stock Option Plan, 1990 Stock Option Plan, 1994 Executive Officer Warrants and 1993 Non-Employee Director Stock Options plan and in the Registration Statement (Form S-8 No. 333-40009) pertaining to the Texas Meridian Resources Corporation 1995 Long-Term Incentive Plan, Texas Meridian Resources Corporation 1997 Long-Term Incentive Plan, Cairn Energy USA, Inc. 1993 Stock Option Plan, As Amended, and Cairn Energy USA, Inc. Directors Stock Option Plan, As Amended, of The Meridian Resource Corporation of our report dated March 7, 1999, with respect to the consolidated financial statements of The Meridian Resource Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


ERNST & YOUNG LLP

Houston, Texas
March 22, 1999